Exhibit 10.3

LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into by and between A.L. DOUGHERTY—TENNESSEE II, LLC, an Indiana Limited Liability Company, or its assigns, hereinafter referred to as “Landlord”, and BWAY CORPORATION, a Delaware corporation, hereinafter referred to as “Tenant”;

WITNESSETH:

1. Premises and Term. In consideration of the obligation of Tenant to pay rent as herein provided, and in consideration of the other terms, provisions and covenants hereof, Landlord hereby demises and Leases to Tenant, and Tenant hereby accepts and Leases from Landlord certain Premises situated within the County of Shelby, State of Tennessee, consisting of:

Approximately 120,000 square feet of industrial space, together with adjoining ramps, loading docks and parking areas, as shown on Exhibit “A” attached hereto and incorporated herein by reference (herein referred to as the “Premises” or the “Leased Premises”). The Premises are located in a Building known as 4651 Hickory Hill Road, Memphis, Shelby County, Tennessee (such building is herein referred to as the “Building;” the Building and surrounding grounds, including surrounding grounds for a property known as 4605 Hickory Hill Road, are herein referred to collectively as “Shelby Park II”). Subject to certain restrictions set forth below, the rights granted to Tenant hereunder include the exclusive right to park vehicles (including trucks and trailers) within the property comprising the “Premises”; the non-exclusive right (in common with Landlord, the other tenants of the Building and their respective permittees) to park in the “non-exclusive parking and access areas” identified on Exhibit “A” hereto in connection with Tenant’s usage of the Premises; the non-exclusive right (in common with Landlord, the other tenants of the Building and their respective permittees) to continuous driveway access through such “non-exclusive parking and access areas” to public roads adjacent to Shelby Park II; and the non-exclusive right (in common with Landlord, the other tenants of the Building and their respective permittees) to use the walkways, hallways, sidewalks and all other common areas adjacent to or serving the Premises or the Building, together with all rights, privileges, easements, and appurtenances belonging to or in any way pertaining to any of the foregoing rights. Notwithstanding anything herein to the contrary, Tenant shall not permit vehicles to be parked in such a manner that will interfere with the free flow of traffic through any of the “non-exclusive parking and access areas” identified on Exhibit “A.” From and after the date on which the premises immediately adjacent to the Premises are occupied by a tenant, Tenant shall not permit any vehicle to be wholly or partially parked within the area reserved for the exclusive use of such tenant, such space being identified on Exhibit “A” hereto.

TO HAVE AND TO HOLD the same for a term of 60 months (the “Term”) commencing on December 1, 2006 (“Commencement Date”) and, subject to Tenant’s renewal option set forth in Section 28 hereof, ending November 30, 2011 (“Termination Date”).

Tenant is currently in possession of the Premises pursuant to the Existing Lease Agreements (as defined in Section 27 hereof). Tenant acknowledges that the Premises are in good and satisfactory condition as of the date hereof. Tenant acknowledges that no representations as to the repair of the Premises, nor promises to alter, remodel or improve the Premises have been made by Landlord, unless such are expressly set forth in this Lease. For the purposes hereof a “lease year” shall be a calendar year concluding December 31 and a partial lease year shall be (a) from the Commencement Date until December 31,2006 and (b) from January 1 of the final calendar year of the Lease until the Termination Date.

2. Base Rent.

A. Tenant agrees to pay to Landlord base rent for the Premises, in advance, without demand, deduction or set off, for the entire initial Term hereof at the rate of Thirty Eight Thousand One Hundred Dollars and 00/100 ($38,100.00) per month (the “Base Rent”). One monthly installment of Base Rent shall be due and payable on the Commencement Date and shall be applied to the first calendar month’s Base Rent. Subsequent monthly installments shall be due and payable in advance, on or before the first day of each calendar month. The Base Rent for any fractional calendar month at the commencement or end of the Term shall be prorated; any payment for a partial first calendar month shall be due and payable on the first day of the following month and any payment for any final partial calendar month shall be due and payable on the first day of the final partial calendar month.

3. Use. The Premises shall be used only for the purpose of manufacturing, receiving, storing, shipping and selling (other than retail) products, materials and merchandise made and/or distributed by Tenant, and for such other lawful purposes as may be incidental thereto, including without limitation, office purposes. Outside storage, including without limitation, trucks and other vehicles, is prohibited without Landlord’s prior written consent; provided however, that, notwithstanding the foregoing: Tenant shall have the right to park trucks and trailers at the designated dock doors on the Premises. Tenant shall at its own cost and expense obtain any and all licenses and .permits necessary for any such use. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances caused by Tenant in or upon, or connected with, the Premises, all at Tenant’s sole expense. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or would disturb or endanger other tenants of the Building or unreasonably interfere with the use of their respective premises. Without Landlord’s written consent, Tenant shall not receive, store or otherwise handle any product, material or merchandise which is explosive or highly flammable, except for such items which are customarily used in Tenant’s business operations and are used in compliance with applicable laws and insurance requirements binding upon Tenant. Tenant, at its sole cost and expense, shall comply with all fire codes, laws and ordinances related to the use and occupancy of the Premises. Tenant will not permit the Premises to be used for any purpose or in any manner (including without limitation any method of storage) which would render the insurance thereon void or the insurance risk more hazardous or cause the State Board of Insurance or other insurance authority to disallow any sprinkler credits. Tenant shall abide by the rules and regulations attached hereto as Exhibit “C”, as reasonably amended from time to time by Landlord (after reasonable notice of any such amendment is provided by Landlord to Tenant).

4. Taxes.

A. Landlord agrees to pay before they become delinquent all taxes, assessments and governmental charges of any kind and nature whatsoever (hereinafter collectively referred to as “Taxes”) lawfully levied or assessed against the Building and the grounds, parking areas, driveways and alleys around the Building. Tenant agrees to pay to Landlord upon demand, as additional rent hereunder, its proportionate share (as defined in Subparagraph B below) of such Taxes . Tenant shall pay to Landlord monthly 1/12 of the amount of Tenant’s proportionate share of Taxes based on Taxes for the preceding calendar year. If actual Taxes for any calendar year exceed the amount of estimated Taxes paid monthly by Tenant with respect to such year, as stated above, then following the conclusion of each calendar year, Tenant shall pay such excess amount to Landlord. If the amount of estimated Taxes paid monthly by the Tenant, as stated above, exceed actual Taxes, then following the conclusion of each calendar year, Landlord shall pay such excess amount to Tenant or credit said amount against future rent. In the event any such amount is not paid within thirty (30) days after the date of Landlord’s invoice to Tenant, the unpaid amount shall bear interest at the then current “prime rate” plus 3.0% (not to exceed the maximum legal rate of interest) from the date of such invoice until payment by Tenant.

B. Tenant’s “proportionate share”, as used in this Lease, shall mean a fraction, the numerator of which is the square footage of the Premises (as specified in the opening section of this Lease) contained in the Premises and the denominator of which is the total leaseable area (calculated consistently with the calculation of square footage within the Premises) contained in the Building. As of today’s date, Tenant’s proportionate share is 72.73% [120,000 ÷ 165,000]. Landlord has disclosed to Tenant that it also owns an industrial building known as 4605 Hickory Hill Road, which property is adjacent to 4651 Hickory Hill Road to the north (collectively referred to as “Shelby Park II”). To the extent that such practice results in a lower Operating Expense contribution from Tenant (as described in Section 6 below), Landlord reserves the right to perform certain common area maintenance obligations (e.g., landscaping, parking area and driveway maintenance) pursuant to a single service contract for both projects. For any maintenance obligation which is administered in this manner, Tenant’s “proportionate share” shall be 36.36%, calculated as 120,000 ÷ 330,000 (which number is the total leasable area contained in the Building and in the Shelby Park II project).

C. If at any time during the term of this Lease, the present method of taxation shall be changed so that in lieu of the whole or any part of any taxes, assessments or governmental charges levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents for the present or any future building or buildings on the Premises, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Taxes” for the purposes hereof, and Tenant shall reimburse Landlord on demand (as additional rent) for all such Taxes directly related to the Premises.

D. The Landlord shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Building and related grounds within the applicable taxing jurisdiction. Tenant shall pay to Landlord upon demand from time to time, as additional rent, the amount of Tenant’s “proportionate share” (as defined in subparagraph 4(B) above) of the cost of such service, up to, but not to exceed Tenant’s proportionate share of any savings actually realized as the result of such services in the lease year in which such services are billed.

E. Any payment to be made pursuant to this Paragraph 4 with respect to the real estate tax year in which this Lease commences or terminates shall be prorated.

5. Landlord’s Repairs. Landlord shall at its expense maintain only the roof, foundation and the structural soundness of the exterior walls of the Building, together with all underground or other utility lines serving the Premises, in good and usable repair, reasonable wear and tear excepted. Landlord shall also repair and pay for any damage caused by the negligence of Landlord or Landlord’s employees, agents or invitees, or caused by Landlord’s default hereunder. All other repairs shall be at the sole expense of Tenant. Tenant shall repair and pay for any damage caused by the negligence of Tenant, or Tenant’s employees, agents or invitees, or caused by Tenant’s default hereunder. The term “walls” as used herein shall not include windows, glass or plate glass, doors, special storefronts or office entries. Tenant shall immediately give Landlord written notice of any defect or need for repairs, after which Landlord shall have a reasonable opportunity to repair same or cure such defect. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect. During the making of such repairs, Landlord shall take all reasonable steps not to interfere with Tenant’s operations in the Premises.

6. Tenant’s Repairs and Operating Expenses.

A. Tenant shall at its own cost and expense keep and maintain all parts of the Premises and the loading dock areas attendant thereto (except those for which Landlord is expressly responsible under the terms of this Lease) in good condition, promptly making all necessary repairs and replacements, including but not limited to, windows, glass and plate glass, doors, any special office entry, interior walls and finish work, floors and floor covering, downspouts, gutters, heating and air conditioning systems, dock boards, truck doors, dock bumpers, paving, plumbing work and fixtures, termite and pest extermination, regular removal of trash and debris directly related to Tenant’s occupancy of the Premises. Any private security guards or security systems required by Tenant shall be provided by Tenant and maintained by Tenant at Tenant’s sole costs and expense. Tenant shall also pay its proportionate share of the costs of regular mowing of any grass, trimming, utilities relating to common areas, weed removal and general landscape maintenance, keeping and repairing the parking areas, driveways and alleys, management fees (provided that management fees for the Building shall not exceed 4.0% of Landlord’s rental income for the Building in any lease year), fire protection monitoring, security, common area utilities, and maintenance (except as noted in Paragraph 5). Said expenses in the aggregate being referred to as “Operating Costs”. Tenant shall not be obligated to repair any damage caused by fire, tornado or other casualty.

B. Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole cost and expense, promptly repair any damage or injury to any demising wall caused by Tenant or its employees, agents or invitees.

C. In the event the Premises constitute a portion of a multiple occupancy building, Tenant and its employees, customers and licensees shall have the right to use the parking areas, if any, as may be designated by Landlord in writing, subject to such reasonable rules and regulations as Landlord may from time to time prescribe and subject to rights of ingress and egress of other tenants. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties.

D. Landlord reserves the right to perform any repair obligations which are otherwise Tenant’s obligations under subparagraph (A) above, and Tenant shall, in lieu of the obligations set forth under subparagraph (A) above with respect to such items, be liable for its proportionate share (as defined in subparagraph 4(B) above) of the Operating Cost incurred by Landlord with respect to such items; provided that if Tenant (or any other tenant of the Building) can be clearly identified as being responsible for obstructions or stoppage of the common sanitary sewage line, then Tenant, if Tenant is responsible (or such other tenant, if such other tenant is responsible), shall pay the entire cost thereof, upon demand, as additional rent; provided, however, that Tenant shall have no obligation to pay any cost related to such obstruction or stoppage unless Tenant has received at least three (3) business days written notice and opportunity to begin diligently to pursue the cure thereof (or to demonstrate that such obstruction or stoppage has not been caused by Tenant) and provided that in an emergency situation the foregoing provision shall not be deemed to prevent Landlord from promptly causing such obstructions or blockage to be repaired. Tenant shall pay to Landlord monthly 1/12 of the amount of Tenant’s proportionate share of Operating Costs for the preceding lease year. If actual Operating Costs for any lease year exceed the amount of estimated Operating Costs paid monthly by Tenant for any year, as stated above, then following the conclusion of each lease year, Tenant shall pay such excess amount to Landlord. If the amount of estimated Operating Costs paid monthly by the Tenant for any lease year, as stated above, exceed actual Operating Costs for such lease year, then following the conclusion of such lease year, Landlord shall pay such excess amount to Tenant or credit said amount against future rent.

E. Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment within the Premises. Tenant may select the maintenance contractor, subject to Landlord’s prior written approval. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective (and a copy thereof delivered to Landlord) within thirty (30) days of the date Tenant takes possession of the Premises.

7. Alterations. Tenant shall not make any alterations, additions or improvements to the Premises (including but not limited to roof and wall penetrations) without the prior written consent of Landlord, such conduct not to be unreasonably withheld. Tenant may, without the consent of Landlord, but at its own cost and expense and in a good workmanlike manner erect such shelves, bins, machinery and trade fixtures as it may deem advisable, without altering the basic character of the building or improvements and without overloading or damaging such building or improvements, and in each case complying with all applicable governmental laws, ordinances, regulations and other requirements. All additional improvements and partitions erected by Tenant shall be and remain the property of Tenant during the term of this Lease and Tenant shall, unless Landlord otherwise elects as hereinafter provided, remove all alterations, additional, improvements and partitions erected by Tenant and restore the Premises to their original condition, reasonable wear and tear excluded, by the date of termination of this Lease or upon earlier vacating of the Premises; provided, improvements and partitions shall become the property of Landlord as of the date of termination of this Lease or upon earlier vacating of the Premises and shall be delivered upon to the Landlord with the Premises. All shelves, bins, machinery and trade fixtures installed by Tenant may be removed by Tenant prior to the termination of this Lease if Tenant so elects, and shall be removed by the date of termination of this Lease or upon earlier vacating of the Premises if required by Landlord; upon any such removal Tenant shall restore the Premises to their original condition, reasonable wear and tear excluded. All such removals and restoration shall be accomplished in a good workmanlike manner so as not to damage the primary structure or structural qualities of the buildings and other improvements situated on the Premises.

8. Signs. Tenant shall, if required by Landlord in writing, install a sign upon the Premises as per Exhibit “D” attached. Landlord’s approval of all sign designs is required prior to sign manufacture and installation. Such signs shall be subject to any applicable governmental laws, ordinances, and regulations. Tenant shall remove all such signs by the Termination Date of this Lease. Sign installations and removals shall be made in such manner as to avoid injury or defacement of the building and other improvements, and Tenant shall repair any injury or defacement, including without limitation discoloration, caused by such installation and/or removal.

9. Inspection. Landlord and Landlord’s agents and representatives shall have the right to enter and inspect the Premises at any reasonable time during business hours, for the purpose of ascertaining the condition of the Premises or in order to make such repairs as may be required or permitted to be made by Landlord under the terms of this Lease. During the period that is six (6) months prior to the end of the term hereof, Landlord and Landlord’s agents and representatives shall have the right to enter the Premises at any reasonable time during business hours for the purpose of showing the Premises and shall have the right to erect on the Premises a suitable sign indicating the Premises for lease by Landlord. In the event of Tenant’s failure to arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repair and restoration.

10. Utilities. Landlord agrees to provide at its cost water, electricity and telephone service connections into the Premises; but Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto and any maintenance charges for utilities and shall furnish all electric light bulbs and tubes. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion as determined by Landlord of all charges jointly metered with other Premises. Landlord shall in no event be liable for any interruption or failure of utility services on the Premises.

11. Assignment and Subletting. Tenant shall not have the right to assign this Lease or to sublet the whole or any part of the Premises without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent and all other charges herein specified and for compliance with all of its other obligations under the terms, provisions of this Lease. Upon the occurrence of an “event of default” as hereinafter defined, if the Premises or any part thereof are then assigned or sublet, Landlord, in addition to any other remedies herein provided, or provided by law, may at its option collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant hereunder, and no such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant’s obligations hereunder.

12. Insurance.

A. Insurance on Landlord’s Property. During the Term, Landlord agrees to maintain (subject to availability) standard fire and extended coverage insurance, including coverage for vandalism, malicious mischief and rental interruption, and earthquake (to the extent available) on so much of the Building and related real estate as is insurable and is owned by Landlord, in an amount not less than ninety (90%) of the insurable value of the Building, in form reasonably satisfactory to Landlord, but not including any improvements, betterments or fixtures of Tenant. In addition, Landlord shall maintain liability insurance covering its risks with respect to use and operation of the Building. Subject to the provisions of Paragraph 14 (A), (B) and (C) below, such insurance shall be for the sole benefit of Landlord and under its sole control. Tenant agrees to pay to Landlord, as additional rental, tenant’s proportionate share (as defined in subparagraph 4(B) above) of such costs. Said payments shall be made to Landlord within ten (10) days after presentation to Tenant of Landlord’s statement setting forth the amount due. Any payment to be made pursuant to this subparagraph (A) with respect to the year in which this lease commences or terminates shall bear the same ratio to the payment which would be required to be made for the full year as the part of such year covered by the term of this Lease bears to a full year.

B. Insurance on Tenant’s Property. During the Term, Tenant shall maintain fire and extended coverage insurance on all of the property of Tenant located in the Premises, the Building, or on the grounds surrounding the Building, including improvements, betterments and fixtures located in or attached to the Building by Tenant. Within ten (10) days following written request by Landlord, Tenant shall demonstrate to Landlord that such insurance is in full force and effect and is adequate to protect Tenant from significant loss in the event of total destruction of the Leased Premises.

C. Increased Risk. Tenant agrees that it will not act or fail to act in such manner as to cause an increase in Landlord’s fire and extended coverage insurance premiums or a cancellation or threatened cancellation of any insurance policy. If premiums are increased, then Tenant shall, within ten (10) days after demand, pay all of the increases in such premiums. If cancellation of coverage is threatened or made as a result of Tenant’s activities, then immediately upon demand by Landlord, Tenant shall either (i) alter its use of the Leased Premises to allow reinstatement of the insurance on or before the effective date of any cancellation thereof, or (ii) provide to Landlord an acceptable substitute insurance carrier who will issue a policy or policies equal to or better than those then or formerly carried by Landlord. In the event such substitute carrier and coverage is acceptable, Tenant shall pay to Landlord all of the net premium increase resulting from the use of Tenant and change in carrier and policies. In the event of a threatened cancellation of coverage and failure of Tenant to abide by the terms of this Paragraph 12(c) relating thereto, Landlord shall have the right to declare a default by Tenant under this Lease upon ten (10) days’ written notice to Tenant and exercise any and all remedies provided herein in the event of default as to rent payable hereunder.

D. Public Liability Insurance-Tenant. Tenant shall maintain in full force and effect throughout the Term of this Lease polices of general public liability insurance, issued by a company or companies and in form satisfactory to Landlord, naming both Tenant and Landlord as insureds, and covering any and all claims for injuries to or death of persons and damage to property occurring in or upon the Leased Premises in amounts not less than Three Million Dollars ($3,000,000.00) for injury to or death of any one person, Three Million Dollars ($3,000,000.00) for injury to or death of any one person in the same accident or occurrence, and Three Million Dollars ($3,000,000.00) for property damage arising out of any one accident or occurrence. If it becomes customary for other similar facilities in the metropolitan area of the Building to carry higher limits of liability coverage, Tenant, if requested by Landlord, shall increase the foregoing coverage to such customary limits. All such insurance shall be for the benefit of Tenant and Landlord and shall name Landlord and Landlord’s designated agent, if any, as additional insured. Tenant agrees to furnish certificates of such insurance to Landlord beginning with the Commencement Date and deliver certified memorandum copies of current policies of such insurance on or before thirty (30) days following the Possession Date, and Tenant’s right of possession shall at all times be subject to the existence of such satisfactory insurance policies and certificates. No policies shall be cancelable with respect to Landlord except upon not less than thirty (30) days’ prior written notice to Landlord.

E. Waiver of Claims and Subrogation. Each of the parties hereto hereby waives and releases any and all rights of recovery which it might have against the other for any loss or damage, whether or not caused by an alleged negligence of the other party, its agents, licensees or invitees, to the extent that such loss or damage is or would be covered by any insurance required to be maintained under the Lease. All insurance policies maintained by the Landlord or Tenant as provided in this Paragraph 12 shall contain an agreement by the insurer waiving the insurer’s right of subrogation against the other party to this Lease or agreeing not to acquire any rights of recovery which the insured has expressly waived prior to the loss. Each of the parties hereto agrees that if the provision of waiving subrogation and any of such policies of insurance requires that notice of such waiver be served upon the insurer, such notice shall be promptly served by the party obtaining such insurance.

13. Liability. Landlord shall not be liable to Tenant or Tenant’s employees, agents, patrons or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Premises, resulting directly from and/or caused in part or whole by the negligence or misconduct of Tenant, its agents, servants or employees, or of any other person entering upon the Premises, or caused by the buildings and improvements located on the Premises becoming out of repair, or caused by leakage of gas, oil, water or steam or by electricity, the Landlord (including without limitation the trustee and beneficiaries if Landlord is a trust), Landlord’s agents and employees shall be held safe and harmless from any loss, liability, claims, suits, costs, expenses, including without limitation attorney’s fees and damages, both real and alleged, arising out of any such damage or injury; except injury to persons or damage to property to the extent caused by the negligence of Landlord or the failure of Landlord to repair any part of the Premises which Landlord is obligated to repair and maintain hereunder within a reasonable time after the receipt of written notice from Tenant of needed repairs.

14. Fire and Casualty; Condemnation.

A. If the Premises should be damaged or destroyed by fire, tornado or other casualty, Tenant shall give immediate written notice thereof to Landlord (the “Casualty Notice”).

B. If the Premises should be totally destroyed by fire, tornado or other casualty, or if they should be so damaged thereby that rebuilding or repairs cannot, in Landlord’s reasonable estimation, be completed within two hundred (200) days after Landlord’s receipt of the Casualty Notice; then either Landlord or Tenant may terminate this Lease upon written notice to the other party, and the rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

C. If the Premises should be damaged by any peril covered by the insurance to be provided by Landlord under subparagraph 12(A) above, but only to such extent that rebuilding or repairs can in Landlord’s reasonable estimation be completed within two hundred (200) days after Landlord’s receipt of the Casualty Notice, this Lease shall not terminate, and Landlord shall at its sole cost and expense thereupon proceed with reasonable diligence to rebuild and repair the Premises to substantially the condition in which they existed prior to such damage, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises by Tenant. If the Premises are untenantable in whole or in part following such damage, the rent payable hereunder during the period in which they are untenantable shall be reduced by a fraction, the numerator of which is the number of untenantable square feet and the denominator of which is equal to the total amount of square feet of the Premises. In the event that Landlord should fail to complete such repairs and rebuilding within two hundred (200) days after Landlord’s receipt of the Casualty Notice, Tenant may, as its sole remedy, terminate this Lease by delivering written notice of termination to Landlord, whereupon all rights and obligations hereunder shall cease and terminate.

D. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after such requirement is made by any such holder, whereupon all rights and obligations hereunder shall cease and terminate.

E. If the whole or any substantial part of the Premises should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises, in the reasonable judgment of Tenant, for the purpose for which they are being used, Tenant may terminate this Lease upon written notice to Landlord and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall occur.

F. If part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in the subparagraph above, this Lease shall not terminate but the rent payable hereunder during the unexpired portion of this Lease shall be reduced by a fraction, the numerator of which is the number of untenantable square feet and the denominator of which is equal to the total amount of square footage of the Premises. Upon any such taking, Landlord shall, at its sole cost and expense restore the Premises, as reduced by such taking, as necessary to permit the use thereof by Tenants (except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises by Tenant).

G. In the event of any such taking or private purchase in lieu thereof, Landlord and Tenant shall each be entitled to receive and retain such separate awards and/or portion of lump sum awards as may be allocated to their respective interests in any condemnation proceedings. However, all compensation awarded for any such taking of all or part of the Premises shall be the property of Landlord.

15. Holding Over. Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession to Landlord. If Landlord agrees in writing that Tenant may hold over after the expiration or termination of this Lease, unless the parties hereto otherwise agree in writing on the terms of such holding over, the hold over tenancy shall be subject to termination by either party upon not less than sixty (60) days advance written notice, and all of the other terms and provisions of this Lease shall be applicable during that period, including Base Rent, which shall continue to be payable monthly in advance at the same rate as the Base Rent in effect immediately prior to the Termination Date. If Landlord does not agree in writing that Tenant may hold over after expiration or termination of this Lease, then the holdover tenancy may be terminated by Landlord at will, without advance notice to Tenant, and all of the other terms and conditions of this Lease shall be applicable during the holdover period, except that Tenant shall pay Landlord from time to time upon demand, as Base Rent for the period of any hold over, an amount equal to one and one-half of the Base Rent in effect immediately prior to the Termination Date (or earlier expiration, if this Lease terminates prior to the Termination Date). No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided. The preceding provisions of this paragraph 15 shall not be construed as Landlord’s consent for Tenant to hold over.

16. Quiet Enjoyment. Landlord covenants that it now has, or will acquire before Tenant takes possession of the Premises, good title to the Premises, free and clear of all liens and encumbrances, excepting only the lien for current taxes not yet due, such mortgage or mortgages as are permitted by the terms of this lease, zoning ordinances and other building and fire ordinances and governmental regulations relating to the use of such property, and easements, restrictions and other conditions of record. Tenant, upon paying the rental herein set forth and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the Premises for the term hereof without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease.

17. Events of Default. The following events shall be deemed to be events of default by Tenant under this Lease:

(a) Tenant shall fail to pay any installment of the rent herein reserved when due, or any payment with respect to taxes or operating costs hereunder when due, or any other payment or reimbursement to Landlord required herein when due, and such failure shall continue for a period often (10) days from receipt of written notice of non-payment from Landlord.

(b) Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

(c) Tenant shall file a petition under any section or chapter of the National Bankruptcy Act, as amended, or under any similar law or statute of the United States or any State thereof; or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder.

(d) A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant.

(e) Tenant shall desert or vacate any substantial portion of the Premises.

(f) Tenant shall fail to comply with any term, provision or covenant of this Lease (other than the foregoing provisions of this Paragraph 17), and shall not cure such failure within twenty (20) days after written notice thereof to Tenant.

18. Remedies. Upon the occurrence of any of such events of default described in Paragraph 17 hereof, Landlord shall have the option to pursue any one or more of the following remedies without any additional notice or demand whatsoever:

(a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails so to do, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim of damages therefor; and Tenant agrees to pay to Landlord on demand the amount of all direct loss and damage which Landlord may actually suffer by reason of such termination, whether through inability to relet the Premises on reasonably satisfactory terms or otherwise.

(b) Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by reasonable force if necessary, without being liable for prosecution or any claim for damages therefor, and relet the Premises and receive the rent therefor; and Tenant agrees to pay to the Landlord on demand any deficiency that may arise by reason of such reletting. In the event Landlord is successful in reletting the Premises at a rental in excess of that agreed to be paid by Tenant pursuant to the terms of this lease, Landlord and Tenant each mutually agree that Tenant shall not be entitled, under any circumstances, to such excess rental, and Tenant does hereby specifically waive any claim to such excess rental.

(c) Enter upon the Premises, by force if necessary, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord within thirty (30) days following written demand by Landlord for any reasonable expenses which Landlord may actually incur in thus effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action, whether caused by the negligence of Landlord or otherwise.

Landlord hereby agrees to use commercially reasonable efforts in good faith to mitigate such loss and damage suffered by Landlord.

In the event Tenant fails to pay any installment of rent hereunder as and when such installment is due, to help defray the additional cost to Landlord for processing such late payments Tenant shall pay to Landlord on demand a late charge in an amount equal to five percent (5%) of such installment; and the failure to pay such amount within ten (10) days after demand therefor shall be an event of default hereunder. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. No act or thing done by the Landlord or its agents during the term hereby granted shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Landlord’s acceptance of the payment of rental or other payments hereunder after the occurrence of an event of default shall not be construed as a waiver of such default, unless Landlord so notified Tenant in writing. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default or of Landlord’s right to enforce any such remedies with respect to such default or any subsequent default. If, on account of any breach or default by either party in its obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for either party to employ or consult with an attorney concerning or to enforce or defend any of Landlord’s rights or remedies hereunder, the prevailing party in any such legal action shall be entitled to receive from the other party any reasonable attorney’s fees so incurred by the prevailing party.

19. Landlord’s Lien Waiver. Contemporaneously with the execution of this Lease, Landlord has agreed to execute a Landlord-Lender Agreement in favor of Tenant’s current primary lender, Deutsche Bank Trust Company, substantially in the form attached as Exhibit “F” hereto. Landlord agrees, from time to time, if requested by Tenant, to execute a replacement of such agreement with respect to any future loan facility secured in whole or in part by any property of Tenant now or hereafter located within the Premises, any such new agreemenf to be substantially similar to the attached Landlord-Lender Agreement.

20. Mortgages (Landlord). Tenant accepts this Lease subject and subordinate to any mortgage(s) and/or deed(s) of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon, provided, however, that if the mortgagee elects to have this Lease and the interest of Tenant hereunder superior to any interest or right of such mortgagee, trustee, or holder, then by notice to Tenant from such mortgagee, trustee or holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust. Tenant shall at any time hereafter on demand execute any instruments, releases or other documents in form and substance reasonably acceptable to Tenant which may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage.

21. Mechanic’s Liens. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this instrument, or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted a loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease.

22. Environmental.

A. Hazardous Materials. Except as expressly permitted herein, Tenant agrees that (i) it will not use, handle, generate, treat, store or dispose of, or permit the use, handling, generation, treatment, storage or disposal of any Hazardous Materials (as hereinafter defined) in, on, under, around or above the Premises (and, for purposes of this Section 22, “Premises” shall be deemed to include the Building and the grounds surrounding the Building) now or at any future time in any manner which is in violation of any Environmental Law (as hereinafter defined) and (ii) it will indemnify, defend and save Landlord harmless from any and all actions, proceedings, claims, costs, expenses and losses of any kind, including, but not limited to, those arising from injury to any person, including death, damage to or loss of use or value of real or personal property, and costs of investigation and cleanup or other environmental remedial work, which may arise in connection with the existence of Hazardous Materials on the Premises occurring or caused in whole or in part during the Term hereof. The term “Hazardous Materials,” when used herein, shall include, but shall not be limited to, any substances, materials or wastes that are regulated by any local governmental authority, the state where the Premises are located, or the United States of America because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, including without limitation, above or underground storage tanks, flammables, explosives, radioactive materials, radon, petroleum and petroleum products, asbestos, urea formaldehyde foam insulation, methane, lead-based paint, polychlorinated biphenyl compounds, hydrocarbons or like substances and their additives or constituents, pesticides and toxic or hazardous substances on materials of any kind, including without limitation, substances now or hereafter defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “hazardous wastes” under the following statutes, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601, et seq. “CERCLA”); the Hazardous Materials Transportation Act (49 U.S.C. §1801, et seq. “HMTA”), the Toxic Substances Control Act (15 U.S.C. §2601, et seq. “TSCA”); the Resource Conservation and Recovery Act (42 U.S.C. 6901, et seq., “RCRA”); the Clean Air Act (42 U.S.C. 7401 et seq., “CAA”); the Clean Water Act (33 U.S.C. §1251, et seq., “CWA”); the Rivers and Harbors Act, (33 U.S.C. §401 et seq., “RHA”); the Emergency Planning and Community Right-to-Know Act of 1986 (41 U.S.C. §11001 et seq., “EPCRA”), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 136 to 136y, “FIFRA”); the Oil Pollution Act of 1990 (33 U.S.C. 2701 et seq., “OPA”); and the Occupational Safety and Health Act (29 U.S.C. 651 et seq. “OSHA”); and any so-called “Super

Fund law”; and in the regulations promulgated pursuant thereto, and any other applicable federal, state or local law, common law, code, rule, regulation, order, policy or ordinance, presently in effect or hereafter enacted, promulgated or implemented, or any other applicable governmental regulation imposing liability or standards of conduct concerning any hazardous, toxic or dangerous substances, waste or material, now or hereafter in effect (the foregoing statutes are herein individually and collectively referred to as “Environmental Law(s)”).

B. Conduct of Tenant.

(i)	Landlord acknowledges that Tenant’s use of the Premise involves the use of certain Hazardous Materials, the usage of which shall be consistent with Tenant’s permitted use of the Premises and all applicable Environmental Laws. Such materials used as of the date hereof include flux (a flammable substance), oils and greases typical to manufacturing processes and a limited amount of solvents typical to manufacturing operations. Tenant shall, at its own cost and expense, comply with all Environmental Laws relating to the use, transport, storage, treatment or disposal of such Hazardous Materials. Landlord acknowledges that it may in the future become necessary for Tenant to employ other or additional Hazardous Materials at the Premises in the ordinary course of Tenant’s business. Landlord shall consent to Tenant’s use of such Hazardous Materials in the ordinary course of its business on the Premises upon notice to Landlord, except in the case of materials that are not reasonably associated with the uses allowed pursuant to Section 3 above. Tenant agrees to provide Landlord with a list of any additional Hazardous Materials which it will use on the Premises, along with a description of the nature of Tenant’s use of the Hazardous Materials, and an estimate of the quantity of the Hazardous Materials to be used by Tenant. The Hazardous Materials described above and as may be later approved shall be used and stored on the Premises only in quantities necessary for Tenant’s uses allowed pursuant to Section 3 and disposed of off the Premises in compliance with law.

(ii)	Without limiting the generality of Section 22(A) above, Tenant shall (a) not dispose of any Hazardous Materials in dumpsters or trash containers on the Premises; (b) not discharge any Hazardous Materials into drains or sewers; (c) not cause or allow the release, discharge, emission or run-off of any Hazardous Materials to air, to surface waters, to the land, to ground water, whether directly or indirectly; (d) at Tenant’s own cost and expense arrange for the lawful transportation and off-site disposal of any and all Hazardous Materials generated by Tenant; (e) provide secondary containment around all Hazardous Materials storage containers, storage facilities and above ground storage tanks; (f) comply with all reporting requirements under any local, state or federal ordinance, statute or regulation; (h) use only highly skilled people to address environmental issues associated with Tenant’s occupation of the Premises;

(iii)	Tenant shall promptly provide Landlord with copies of all communications, permits or agreements with any governmental authority or agency (federal, state or local) or any private entity relating in any way to the violation or alleged violation of any Environmental Laws or to any violation of Tenant’s obligations under subparagraph (i) above:

(iv) If the presence, release, threat of release, placement on or in the Premises occurs or is caused in whole or in part during the Term of this Lease, or the generation, transportation, storage, treatment, or disposal at the Premises occurs or is caused in whole or in part during the Term of this Lease of any Hazardous Materials gives rise to liability (including, but not limited to, a response action, remedial action, or removal action) under any environmental laws or common law theory, including, but not limited to nuisance, strict liability, negligence and trespass, Tenant shall promptly take any and all remedial and removal action necessary to clean up the Premises containing such Hazardous Materials and mitigate exposure to liability arising from the Hazardous Material, whether or not required by law.

C. Tenant’s Environmental Indemnity. Except as expressly limited below, Tenant does hereby indemnify, defend and hold harmless Landlord and its agents and their respective officers, directors, beneficiaries, lenders, shareholders, partners, agents and employees and their respective successors and assigns from all fines, suits, procedures, claims liabilities, damages and actions of every kind, and all costs associated therewith (including reasonable attorneys’, experts’ and consultants’ fees and costs of testing) arising out of or in any way connected with any deposit, spill, discharge or other release of Hazardous Materials that occurs or is caused in whole or in part during the Term of this Lease, at or from the Premises, or which arises at any time from (i) Tenant’s failure to provide all information, make all submissions, and take all steps required by all applicable governmental authorities with respect to Environmental Laws; (ii) any Hazardous Materials on, in, under or affecting all or any portion of the Premises or the groundwater as a result of Tenant’s use or occupation of the Premises during the Term of this Lease; (iii) any violation by Tenant or claim of a violation by Tenant of any Environmental Law; (iv) the imposition of any lien for damages caused by, or the recovery of any costs for, the remediation cleanup of Hazardous Material as a result of events that took place during the Term of this Lease and resulting from Tenant’s use or occupation of the Premises; (v) costs of removal of any and all Hazardous Material from all or any portion of the Premises, which Hazardous Material were placed on the Premises during the Term of this Lease by Tenant, its employees, agents, contractors, subtenants or invitees; (vi) costs incurred to comply, in connection with all or any portion of the Premises, with all governmental regulations with respect to Hazardous Materials on, in, under or affecting the Premises, which Hazardous Materials were placed on the Premises during the Term of this Lease by Tenant, its employees, agents, contractors, subtenants or invitees; or (vii) any spills, discharges, leaks, escapes, releases, dumping, transportation, storage, treatment or disposal of any Hazardous Substances which occur during the Term of this Lease, but only to the extent that such Hazardous Materials originated from or were or are located on the Premises as a result of the actions of Tenant, its employees, agents, contractors or invitees. Tenant’s obligations and liabilities under this Paragraph 22(C) shall survive the expiration of this Lease. The indemnities set forth in this paragraph shall in no event extend to events caused by Landlord or any other tenant of the Building, or any of their respective agents, employees, contractors, subtenants or invitees.

D. Landlord’s Right to Enter Premises. If Landlord reasonably believes that Tenant is in violation of its obligations under this Section 22, then Landlord shall have the right and privilege (but not the obligation) to enter the Premises to make inspections and other tests (including, but not limited to, drilling) of its condition, including, but not limited to, air, soil and groundwater sampling and other inspections for Hazardous Materials. In the event any Hazardous Materials are discovered during the inspections (except as permitted hereby), Tenant shall reimburse Landlord for the cost of all inspections and tests in addition to its liability under Paragraph 22 (C).

E. Tenant’s Notification Requirements. Notwithstanding anything to the contrary contained in Paragraph 23 of this Lease, Tenant agrees to provide immediate telephonic notification to Landlord in the event of any release of Hazardous Material in any manner within or outside of the Premises, except for minor spills which are not in excess of amounts permitted by Environmental Laws and could not reasonably be expected to lead to future contamination of the Premises or to future violations of Environmental Laws. Tenant shall further utilize its reasonable efforts to report to Landlord any other release of Hazardous Materials within or outside of the Premises by any party other than Tenant.

F. Covenant Against Waste; Rubbish Removal. Tenant shall not cause or permit injury or waste to the Premises or the Building, or any exterior spaces used primarily for Tenant’s operations, and shall keep the Premises and the loading, unloading, service and public areas used by Tenant clean and free from rubbish, dirt and debris at all times, and shall store all trash, garbage, and debris within the Premises and arrange for regular pickup of such trash and garbage at Tenant’s expense; provided, however, that Tenant shall not be responsible for the removal of and trash or garbage placed on the Premises by Landlord, any other tenant of the Building, or any of their respective employees, agents, contractors, subtenants or invitees. Landlord hereby reserves the right to place on or about the Premises one or more sites for collection of rubbish, dirt, debris, trash, and garbage and may, but shall not be obligated to, make available to Tenant such “dumpsters” or other common means of collecting and disposing of such garbage, etc., as Landlord may reasonably deem appropriate for such purposes. In the event that Landlord shall create such common places and facilities for the collection and disposal of garbage, etc., Landlord shall be allowed to charge a reasonable rate for the providing of such places, facilities, and disposal services and Tenant shall, upon delivery of written notice from Landlord to Tenant, pay such reasonable charges within a reasonable time following receipt of Landlord’s invoice for such services. Tenant shall not burn anything in or about the Premises or the Building. Tenant shall not use or permit the use of the Premises in any manner that creates an unreasonable nuisance or if there shall be more than one tenant at the Building, Tenant shall not use or permit the use of the Premises in any manner that shall tend to unreasonably disturb such other tenants.

23. Payments, Notices.

(a) All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at its address hereinbelow, set forth or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant’s obligation to pay rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such rent and other amounts have been actually received by Landlord.

(b) All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at its address hereinbelow set forth, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

(c) All notices, requests, demands or other communications with respect to this Lease, whether or not herein expressly provided for, shall be in writing and shall be deemed to have been duly given either (a) forty-eight (48) hours after being mailed by United States First-Class, certified or registered mail, postage prepaid, return receipt requested, (b) the next business day after being deposited (in time for delivery by such service on such business day) with Federal Express or another national overnight courier service, or (c) by personal service and shall be effective on the same day as service, or (d) facsimile transmission and shall be effective on the date of transmission (so long as a confirmation copy is concurrently sent by one of the delivery methods set forth in (a), (b) or (c) above), for delivery to the parties at the following addresses (which such addresses may be changed by either party by giving written notice thereof to the other):

If to Landlord:

A. L. Dougherty—Tennessee II, LLC

c/o Sigma Property Management Company

1208 Highway 83

Hartland, Wisconsin 53029

Facsimile: (262) 369-4701

With a copy to:

A. L. Dougherty—Tennessee II, LLC

2 East Main Street, Suite 200J

Danville, Illinois 61832

Facsimile: (217) 443-4154

If to Tenant:

BWAY Corporation

8607 Roberts Drive

Suite 250

Atlanta, Georgia 30350

Attn: Kevin Kern or Jeffrey O’Connell

A copy of any notice of Default shall also be sent to:

Morris, Manning & Martin, LLP

3343 Peachtree Road

Suite 1600

Atlanta, Georgia 30326

Attn: Jeffrey Schulte, Esq.

24. Mortgagee Approval and Subordination to Mortgages.

(a) Mortgage Approval. The terms and provisions of this Lease do NOT require approval by a Mortgagee, herein defined as any person who shall have been granted a mortgage interest or who is the beneficiary of a Deed of Trust encumbering all or any part of the Real Estate by Landlord or a successor or assign of Landlord. A “Proposed Mortgagee” is any person who shall have issued a binding written commitment to Landlord or a successor or assign of Landlord for the extending of credit or the further securing of credit to be secured by a mortgage interest in all or any part of the real estate on which the Premises are situated.

(b) Subordination, Non-Disturbance and Attornment. At Landlord’s request, Tenant shall enter into a Subordination, Non-Disturbance and Attornment Agreement by and among Landlord, Tenant and any Mortgagee, pursuant to which the parties agree that (i) this Lease and the rights of Tenant hereunder shall be subordinate to the mortgage on the Real Estate held by such Mortgagee, (ii) upon the acquisition of Landlord’s interests in this Lease by such Mortgagee, Tenant shall attorn to and recognize such Mortgagee, and any subsequent purchaser of the Real Estate, as “Landlord” in the place and stead of Landlord herein and (iii) such Mortgagee (on behalf of itself and any subsequent purchaser of the Real Estate) shall grant to Tenant a non-disturbance covenant in consideration of such attornment.

(c) Estoppel Certificates. Tenant agrees to execute such reasonable estoppel certificates as may be required by any Mortgagee or Proposed Mortgagee of Landlord within twenty (20) days following written request therefor from Landlord, said mortgagee or said Proposed Mortgagee, including, without limitation, at least the following representations, provided that such representations are true and correct; (i) that this Lease is in full force and effect as written unmodified except as indicated in said certificate; (ii) that Tenant shall not consent to any modification of the terms of this Lease without the prior written consent of said mortgagee or Proposed Mortgagee; (iii) that Tenant accepted possession of the Leased Premises as of the

Possession Date, and indicating the agreed upon Possession Date; (iv) that to the best of Tenant’s knowledge, all requirements of Landlord under the Lease, including completion of the Leased Premises, have been satisfied by Landlord to the satisfaction of Tenant; (v) that Landlord is not then in default under this Lease, and any and all prior defaults are thereby waived; (vi) that Tenant is not then in default under this Lease; (vii) the monthly Rental then being paid by Tenant and the date through which rental shall then have been paid; (viii) that Tenant has, at that time, no defense, charge, lien, claim or offset under this Lease or otherwise against the Rental, obligations or stipulations due or to become due or required of Tenant under this Lease; (ix) that Tenant does not possess any right, title or interest in the Premises or the real property on which the Premises are situated (except as Tenant under this Lease) evidenced by option, contract, agreement or deed, for the purchase.

25. Special Provisions. See Exhibit “E” attached hereto and is incorporated herein, by reference. In the event of any conflict between the terms hereof and the terms contained in such Exhibit “E”, the terms of Exhibit “E” shall control.

26. Miscellaneous

A. If and when included within the term “Landlord”, as used in this instrument, there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments to Landlord; if and when included within the term “Tenant”, as used in this instrument, there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address within the continental United States for the receipt of notices and payments to Tenant, All parties included within the terms “Landlord” and “Tenant”, respectively, shall be bound by notices given in accordance with the provisions of this paragraph to the same effect as if each had received such notice.

B. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

C. The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided. Landlord shall have the right to assign any of its rights and obligations under this Lease. Each party agrees to furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

D. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

E. Tenant agrees from time to time within ten (10) business days after written request of Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is in full force and effect, the date to which rent has been paid, the unexpired term of this Lease and such other matters pertaining to this Lease as may be requested by Landlord. It is understood and agreed that Tenant’s obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord’s execution of this Lease. Landlord agrees to execute and deliver to Tenant a similar estoppel certificate within ten (10) business days after Tenant’s written request therefor.

F. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

G. All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the term hereof, including without limitation all payment obligations with respect to taxes, operating costs, insurance and all obligations concerning the condition of the Premises. Upon the expiration or earlier termination of the term hereof, and prior to Tenant vacating the Premises, Tenant shall pay to Landlord any amount reasonably estimated by Landlord as necessary to put the Premises, including without limitation all heating and air conditioning systems and equipment therein, in good condition and repair. Tenant shall also, prior to vacating the Premises, pay to Landlord the amount, as estimated by Landlord, of Tenant’s obligation hereunder for real estate taxes, operating costs and insurance premiums for the year in which the Lease expires or terminates. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefor upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied, as the case may be.

H. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease contract a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

I. [RESERVED]

J. All references in this Lease to “the date hereof or similar references shall be deemed to refer to the last date, in point of tune, on which all parties hereto have executed this Lease.

K. This Lease shall be interpreted according to the laws of the State of Tennessee.

L. This Lease may be signed in multiple counterparts, with the signatures of the parties on different pages. When a counterpart of this Lease has been signed by both parties, then this Agreement shall be effective just the same as if both parties had signed the same page(s). As long as this Agreement is signed by only one party, it constitutes an offer which may be withdrawn by the signing party at any time until this Agreement is signed by the other party.

M. The parties hereto have agreed to permit the use of signatures transmitted by facsimile in order to expedite the transaction contemplated by this Agreement, (b) intend to be bound by their respective signatures even though transmitted by facsimile, (c) are aware that the other will rely upon the signatures of the others which have been transmitted by facsimile, and (d) acknowledge such reliance and waive any defense to the enforcement of the documents affecting this transaction based on the fact that a signature was transmitted by facsimile only. At the request of either party, the parties will confirm facsimile transmitted signatures by signing an original document.

27. Existing Lease Agreements. Tenant currently occupies the Premises pursuant to (a) that certain Lease Agreement dated November 15, 1996 by and between Landlord (as successor in interest to Shelby Distribution Park) and Tenant (as successor in interest to Brockway Standard, Inc.), as amended (which lease relates to 75,000 square feet of the Premises) and (b) that certain Lease Agreement dated May 31, 2000 between Landlord (as successor in interest to Shelby Distribution Park) and Tenant (which lease relates to 45,000 square feet of the Premises)(collectively, the ”Existing Lease Agreements”). Effective as of the Commencement Date, this Lease supersedes and replaces the Existing Lease Agreements in their entirety. Notwithstanding the foregoing, for purposes of calculating Tenant’s percentage share of various expenses, as set forth herein, 2006 shall be treated as a single “lease year” hereunder, rather than as a partial lease year under the Existing Lease Agreements and a partial lease year hereunder.

28. Renewal Option. Provided that Tenant is not then in default (giving effect to any period for notice or cure as herein provided) of any of the terms and/or conditions of this Lease, Tenant shall have the option to renew the term hereof for one (1) five (5) year period on all the same terms and conditions as in effect for the initial Term hereof, except that the Base Rent shall be $3.96 per square foot of space within the Premises per year ($39,600.00) per month). Tenant shall have the right to exercise the foregoing renewal option on written notice given to Landlord not later than June 1, 2011, which notice shall be irrevocable when given. In the event that such irrevocable written notice is not given by such date, Tenant’s renewal option shall expire and shall be of no further force or effect. If the renewal option is validly exercised, then the Term hereof shall be extended until November 30, 2016.

IN WITNESS WHEREOF, the parties hereunto have executed this Lease Agreement as of the 1st day of November, 2006.

LANDLORD:		TENANT:

A. L. Dougherty - Tennessee II, L.L.C.		BWAY CORPORATION

By:	A. L. Dougherty Co., Inc.,	By:	/s/ Jeffrey O’Connell
Its	Sole Member		Jeffrey O’Connell, Vice President

By:	/s/ Phyllis R. Dougherty
Phyllis R. Dougherty
Its:	President

WITNESS:			WITNESS:

/s/ Sara Dougherty Ungari			/s/ Lisa Vallery
Signature			Signature

Sara Dougherty Ungari			Lisa Vallery
Print Name			Print Name

EXHIBIT “A”

MAP OF THE PREMISES

EXHIBIT “B”

IMPROVEMENTS TO BE PERFORMED BY LANDLORD

LANDLORD’S IMPROVEMENT ALLOWANCE

Tenant accepts the Premises AS-IS.

Landlord Improvement Allowance: Not Applicable.

Tenant shall indemnify and hold Landlord harmless from and against any and all mechanics lien claims, and also from and against any and all claims, causes of action or damages, including reasonable attorney fees and any costs of litigation, arising out of or in any way relating to any personal injury, property damage, or other claim, relating to construction of any improvements. This does not constitute Landlord’s consent to any improvements. The provisions of the Lease govern tenant improvements.

EXHIBIT “C”

RULES AND REGULATIONS

The following are subject to change at the discretion of Landlord.

1.	Outside storage, including without limitation, trucks and other vehicles, is prohibited without Landlord’s prior written consent, except for the parking of trucks and trailers at dock doors on the premises.

2.	Tenant shall not permit any unreasonably quantities of objectionable or unpleasant odors, smoke, dust, gas, heat, noise or other vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or would disturb or endanger any other tenants of the building in which the Premises are situated or unreasonably interfere with their use of their respective premises.

3.	[reserved]

4.	Blocking of any of the parking drive or truck turn around area is prohibited.

5.	Tenant shall not permit any dogs (except seeing eye dogs), cats or other animals to occupy the Premises.

6.	Landlord and Tenant shall each obtain the other’s prior approval of all contractors before the commencement of any work within the Premises, such approval not to be unreasonably withheld or delayed.

7.	Tenant shall not display any signs, posters or literature of any description without Landlord’s prior written consent, such approval not to be unreasonably withheld or delayed.

8.	Tenant to properly dispose of all garbage and to store garbage in containers acceptable to Landlord. Landlord to have the right to approve the location of any compactors, dumpsters or other equipment used in the disposal of trash. Tenant shall not allow trash or debris to overflow from its trash containers. If Tenant is responsible for trash overflowing on the grounds or parking lot, Tenant shall pay the entire cost to clean up areas affected by Tenant’s trash as additional rent upon demand by Landlord.

EXHIBIT “D”

SIGN SPECIFICATIONS

1.	Non-illuminated signage shall be centered above the front entrance to the Premises, on the facia panel of the building.

2.	A scaled drawing of the proposed tenant signage must be presented to Landlord for approval prior to the manufacture and installation of the sign. Tenant shall be solely responsible for the cost of sign design, manufacture, and installation.

EXHIBIT “E”

SPECIAL STIPULATIONS TO LEASE AGREEMENT

TO BWAY CORPORATION AS TENANT

1.	Notwithstanding the provisions of Section 3 of this Lease, if at any time Landlord believes that any activities of Tenant in the Premises will cause a material adverse effect on Landlord’s insurance on the Premises, Landlord shall provide Tenant with thirty (30) day’s prior notice of such belief and Tenant’s specific activity involved, and Tenant shall not be deemed in default under this Lease as long as Tenant diligently undertakes to cure or cease any such activity within such period.

2.	No Operating Costs payable to Tenant shall include any executive salaries, interest, payments due under note, mortgage or other security instrument or encumbrance secured by the Building or under any underlying superior lease or any expenses of a capital nature. Tenant shall have the right to examine and audit Landlord’s books and records with regard to all Operating Costs at Tenant’s request. Landlord shall promptly reimburse Tenant in cash for any overcharge and overpayment revealed by such audit and, if such overcharge exceeds three percent (3%) of the actual amount of the Operating Costs which should have been charged to Tenant, Landlord shall also promptly reimburse Tenant for the reasonable costs of Tenant’s audit.

3.	Notwithstanding the provisions of Section 9 of this Lease, Landlord shall not be entitled to enter the Premises for inspection or any other purpose without at lease one (1) days prior written notice to Tenant, except in the event of legitimate emergency. Landlord shall not allow any such inspection or entry to disrupt or disturb Tenant’s normal conduct of its business within the Premises.

4.	Notwithstanding the provisions of Section 11 of this Lease, Tenant shall have the right to assign its right, title and interest under this Lease or to enter into a sublease of all or a portion of the premises, without the prior consent of the Landlord, if such assignment or sublease is made to a corporation, partnership or limited liability company under common control with Tenant or to a subsidiary or successor to Tenant by corporate merger or by change of corporate name, whether by transfer of a majority interest of stock, merger, dissolution, or is made in connection with an asset purchase to which Tenant is a party. In the event of any such assignment or subleasing the original Tenant under this Lease shall remain liable to Landlord under the terms of this Lease unless released in writing by Landlord. Any such assignee shall be required to agree to assume this Lease prior to any such assignment.

5.

Notwithstanding any provisions of Section 14 of this Lease, in the event the Premises are taken or damaged by condemnation to the extent that the Premises are reduced in size by twenty-five percent (25%) or more, Tenant shall have the right to terminate this Lease by written notice to Landlord. If Tenant elects not to so terminate this Lease or if less than twenty-five percent (25%) of the Premises are damaged, Landlord shall promptly repair and restore the Premises at Landlord’s expense to at least as good a condition as existed prior to such damage, and all rental under this Lease shall be equitably reduced based on both the square footage and the degree of use lost to Tenant by such reduction in size of the Premises.

6.	No default will be deemed to have occurred pursuant to subsections (b), (c) and (d) of Section 17 of this Lease if Tenant in good faith commences to cure any default referred to in such subsections within thirty (30) business days after Tenant’s receipt of written notice from Landlord. Notwithstanding the provisions of subsections (e) of said Section 17 of this Lease, Tenant shall not be deemed to have deserted or vacated the Premises unless Tenant is otherwise in default under this Lease and permanently vacates the Premises.

7.	Notwithstanding the provisions of Section 18 of this Lease, Tenant shall be entitled to two (2) late payments of rental in each lease year during the term of this Lease before being required to pay any late charge, penalty or interest thereon; provided that the foregoing exception shall not apply to any payment made more than seven (7) days after the due date thereof.

8.	The Landlord acknowledges that at the same time of execution of this Lease, there is no mortgage on the building.

9.	Landlord hereby agrees with Tenant that, at any time that Landlord is required to or has the right to give consent or approval or that Landlord has the right to make any judgment affecting the rights of Tenant under this Lease or under the Rules and Regulations attached to this Lease or as hereafter promulgated, no such approval or consent shall be unreasonably withheld or delayed, and all such judgments required of Landlord or its agents shall be made both reasonably and with reasonable promptness. Where any provisions contained in the Rules and Regulations set forth on Exhibit “C” of this Lease are in conflict with any provisions of this Lease, the provisions of this Lease shall be controlling. Where Landlord is entitled under any provisions of this Lease to make any payment on behalf of or reimbursable by Tenant, including without limitation the payment of expenses, costs or fees whatsoever, all such payments, expenses, costs and fees shall be reasonable in amount and shall be contracted for and paid by Landlord in a commercially reasonable manner.

10.

If Landlord shall fail to keep or perform any of its obligations under this Lease in respect to the making of any payment to Tenant or the performance by Landlord of any other obligation on its part to be performed under this Lease, then (i) either in the event of an emergency or (ii) if Landlord does not begin the performance of such obligation within five (5) days after receipt by Landlord of a written notice from Tenant specifying such failure and thereafter diligently pursue such performance to completion, Tenant shall have the right to (but shall not be obligated to do so) perform such obligation, and all reasonable and actual costs of such performance so paid by Tenant, including all reasonable and actual necessary and incidental costs and reasonable and actual attorneys’ fees, together with interest thereon at the then-current prime rate per annum from the date such cost is incurred, shall be paid by Landlord to Tenant within thirty (30) days after demand, and if not so paid by Landlord, Tenant shall have the right and option to offset the cost of such cure against the next-arising installment(s) of monthly rental and any other amounts due from Tenant under this Lease until all such costs are reimbursed to Tenant. If Tenant offsets any monies and (i) Landlord contests Tenant’s right to do so under this Special Stipulation 11 and (ii) prevails on the merits in any such contest, Tenant shall pay in addition to all monies improperly offset, interest on all monies improperly offset, from the date of offset, at the default rate provided for in this Lease.

11.	Landlord and Tenant hereby agree that, anything hereinabove provided under this Lease to the contrary notwithstanding:

(a)	Any utilities provided to the Premises by Landlord, if billable to the Premises under the terms of the Lease, shall be provided at the same rate at which Landlord purchased the same from the utilities supplier

(b)	At Tenant’s expense Tenant shall have the right, but not the obligation, to make additional improvements to the Premises without Landlord’s consent so long as the cost of such improvements does not exceed $50,000 and so long as such improvements do not reduce the value of the Premises and are in compliance with all applicable codes.

EXHIBIT “F”

LANDLORD-LENDER AGREEMENT

[ATTACHED]

Memphis, Tennessee

LANDLORD-LENDER AGREEMENT

This LANDLORD-LENDER AGREEMENT (this “Agreement”) is made and entered into between DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent (“Lender”), and A. L. DOUGHERTY-TENNESSEE II, LLC, an Indiana limited liability company (“Landlord”).

Recitals

A. Landlord is the owner of certain real property located at 4651 Hickory Hill Road, Memphis, Tennessee 38141 and more particularly described in the Lease Agreement described below (the “Premises”). Landlord and BWAY Corporation (the “Tenant”) are the parties to that certain Lease Agreement dated as of November 1, 2006, covering the Premises (the “Lease”).

B. Lender, certain other financial institutions, Tenant and certain affiliates of Tenant have entered into, or intend to enter into, a Credit Agreement (as the same may be amended, modified, supplemented, extended, refinanced or replaced from time to time, the “Credit Agreement”) which provides, or will provide for the making of certain loans and other extensions of credit by Lender and such other financial institutions to Tenant.

C. In accordance with the requirements of the Credit Agreement, and as security for the Obligations under, and as defined in, the Credit Agreement, Tenant will be granting to Lender a security interest in Tenant’s inventory, equipment and other personal property now or any time hereafter located on the Premises (the “Personal Property”).

D. The Credit Agreement requires that this Agreement be duly executed and delivered by Landlord to Lender. Landlord is willing to do so upon the terms and subject to the conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Landlord Lien. Landlord waives and relinquishes any landlord’s lien, all rights of levy or distraint, security interest or other interest that Landlord may now or hereafter have, whether by statute, contract (including the Lease) or by common law, in any of the Personal Property whether for rent or otherwise.

2. Nature of Personal Property. The Personal Property may be installed in or located on the Premises and is not and shall not be deemed to be a fixture or part of underlying real estate but shall at all times be considered personal property.

3. Ownership of Personal Property. Landlord disclaims any interest in the Personal Property and agrees not to assert any claim to the Personal Property while Tenant is indebted under (or in respect of) the Credit Agreement. Landlord acknowledges that Lender shall have a first priority security interest in the Personal Property and Landlord acknowledges that Lender shall have the right to file Uniform Commercial Code financing statements against the Personal Property.

4. Lender Access. Landlord agrees that Lender or its representatives may enter upon the Premises at any time to inspect or remove the Personal Property.

5. Exercise of Remedies by Lender. Any provision in the Lease notwithstanding, Landlord agrees that Lender, at any time Lender believes necessary to protect its security interest, may enter the Premises for the purpose of repossessing, removing, selling or otherwise dealing with the Personal Property. Lender shall, at its sole cost and expense, repair and damage to the Premises caused by its removal of the Personal Property. Lender shall not be liable for any diminution in value of the Premises caused by the absence of the Personal Property actually removed or by the need to replace the Personal Property after such removal. Landlord acknowledges Lender shall have no obligation to remove the Personal Property from the Premises.

6. Status of Lease. Landlord certifies that: (i) the Lease is in full force and effect, (ii) no amendment has been made to the Lease, (iii) no default exists under the Lease, and (iv) rent and other charges have been paid to the extent payable and have not been prepaid more than one month in advance. Landlord further certifies that no consent is required by any mortgagee of the Premises as a condition precedent to Landlord executing this Agreement.

7. Notices under Lease. Landlord shall simultaneously deliver copies of any notices to Tenant with respect to an event of default or an election by Landlord to terminate the Lease to Lender at the same time and in the same manner as the notice given by Landlord to Tenant, addressed to Lender at its address set forth hereinbelow or such other address that Lender may have subsequently furnished to Landlord. Any notice of default shall state the nature of the default and shall specify the amounts of rent or other payments herein provided for that are claimed to be in default. Lender shall also be given notice of any arbitration or other proceeding or dispute between Landlord and Tenant. Further, Lender shall receive notice, and a copy, of any award or decision made in such arbitration or other proceeding. Notices to Lender shall be sent to its address at Deutsche Bank Trust Company Americas, 90 Hudson Street, Sixth Floor, Jersey City, New York 07302, Attention: Shirley Subianto.

8. Default and Cure Rights. In the event of a default by Tenant under the Lease, Landlord shall accept any curative acts undertaken by or at the instigation of Lender in accordance with the terms of this Agreement as if they had been undertaken by Tenant.

9. Lender’s Rights upon Lease Termination. If Landlord shall elect to terminate the Lease by reason of any default of Tenant, Lender shall have the following rights (exercisable in Lender’s sole discretion):

(a) to nullify any notice of termination by curing such default prior to the effective date of termination; and

(b) to postpone and extend the specified date for such termination as fixed by Landlord in its notice of termination, for a period of not more than sixty (60) days, provided that Lender shall agree with Landlord (by giving a notice to that effect to Landlord) before the effective date of termination, to accomplish the following within the times hereinafter provided and shall, in fact, accomplish the following in a timely manner:

(i) cure or cause to be cured within thirty (30) days of such notice any then-existing monetary defaults of which Lender has knowledge;

(ii) pay or cause to be paid during such 60-day period any rent and other monetary obligations of Tenant under the Lease, as the same fall due;

(iii) promptly cure or cause to be cured any other defaults that Lender can cure and of which Lender has knowledge;

(iv) take steps to acquire or sell Tenant’s interest in the Lease provided that the time period for commencement of such steps shall be extended one day for each day that Lender is under any statutory or judicial restraint precluding the taking of such steps; and

(v) prosecute to completion with reasonable diligence the steps commenced pursuant to the preceding clause.

If, at the end of such 60-day period, as it may be extended as aforesaid, Lender shall be actively engaged in steps to acquire or sell Tenant’s interest in the Lease and is in compliance with the other conditions set forth in clauses (i) through (iii) above, the time for completion of such steps shall be further extended upon the same conditions for such period not to exceed thirty (30) days as shall be reasonably necessary to complete such steps with reasonable diligence. If Tenant’s interest is acquired or sold by foreclosure of the Mortgage or otherwise during such 60-day period, as it may be extended as aforesaid, the intended termination of the Lease by Landlord under the aforesaid notice will be automatically nullified, and the Lease will continue as if said notice of termination had never been given.

10. Assignment. Should Lender acquire Tenant’s interest in the Lease, whether by entering into a new lease pursuant to Section 12 hereof, by reason of Lender’s exercise of its security interest in the stock of Tenant or Tenant’s parent or affiliated company, or otherwise, Landlord prospectively consents thereto. Lender, after acquiring Tenant’s interest in the Lease, may not assign the Lease, except as otherwise provided in the Lease, without the prior written consent of Landlord which consent will not be unreasonably withheld, conditioned or delayed. If Landlord consents to the assignment by Lender after review of the financial statements of a proposed assignee, then Lender shall thereupon be released from all liability as Tenant under the Lease from and after the date of such assignment.

11. Extension Options. If Tenant fails to exercise an option, if any, to extend the term of the Lease within the time period set forth therein for such exercise, then such extension option shall not expire until: (a) Landlord has given Lender written notice of such failure to exercise; and (b) Lender has failed for a period of fifteen (15) days following its receipt of such notice to exercise the extension option. Landlord agrees to accept the exercise of an extension option by Lender within such period.

12. New Lease. If the Lease, without the consent of Lender, is terminated for any reason before the end of its stated term, as such stated term may be extended, then Landlord shall, upon written request from Lender made within forty five (45) days after such termination, enter into a new lease of the Premises with Lender. The new lease shall be on the same terms and conditions as the Lease (including without limitation any rights or options to extend the terms of the lease or acquire the Premises) and shall have the same priority as the Lease. Landlord’s obligation to enter into such a new lease shall be conditioned upon the following: (a) Lender shall have cured all monetary defaults and commenced, and diligently prosecuted, the cure for all reasonably curable non-monetary defaults; and (b) Lender shall reimburse Landlord for all reasonable costs and expenses incurred in entering into such new lease.

13. Amendment. The cancellation, surrender or amendment of the Lease by Tenant shall not be effective as against Lender without the written consent of Lender.

14. Estoppel Certificate. Within fifteen (15) days after written request therefor from Lender, Landlord shall deliver to Lender (and any other party identified by Lender) an estoppel certificate signed by Landlord in form reasonably designated by Lender that certifies as to: (a) the rent payable under the Lease; (b) the term of the Lease and the rights of Tenant, if any, to extend the term of the Lease; (c) the nature of any defaults by Tenant alleged by Landlord; and (d) any other matters reasonably requested by Lender.

15. Amendments. This Agreement may not be changed or terminated orally and is binding upon, and inures to the benefit of, the parties hereto and each of their respective successors and assigns. Landlord will disclose the terms and provisions of this Agreement to any purchaser or successor to Landlord’s interest in the Premises.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

17. Counterparts. This Agreement may be executed in counterparts.

18. Credit Agreement. Lender may, without in any way affecting or limiting this Agreement, and without notice to Landlord, modify, supplement, restate (in whole or in part) or refinance the Credit Agreement.

19. Prior Agreements. All prior agreements given by Landlord to Lender with respect to the Lease are superceded and replaced in their entirety by this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above-written.

LANDLORD:

A. L. DOUGHERTY-TENNESSEE II, LLC, an Indiana limited liability company

By:
Name:	Phyllis K. Dougherty
Title:	President

COLLATERAL AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:
Name:
Title: